Exhibit (p)(2)

YCG Funds
The YCG Enhanced Fund

AMENDED AND RESTATED CODE OF ETHICS

I.    Introduction

A.	General Principles

This Code of Ethics (“Code”) establishes rules of conduct for “Covered Persons” (as defined herein) of YCG Funds (“YCG” of the “Fund”) and is designed to govern the personal securities activities of Covered Persons. In general, in connection with personal securities transactions, Covered Persons should (1) always place the interests of the Fund’s shareholders first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

B.	Applicability

For purposes of this Code, “Covered Person” shall mean:

1.
Any officer or employee of the Fund or of any company in a control relationship to the Fund who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund or whose functions relate to the making of any recommendation to the Fund regarding the purchase or sale of securities (an “Advisory Person”), including the person or persons with the direct responsibility and authority to make investment decisions affecting the Fund (the “Portfolio Manager”);

2.	Any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and

3.	Any Trustee of the Fund.

For purposes of this Code, a person who normally assists in the preparation of public reports or who receives public reports but who receives no information about current recommendations or trading or who obtains knowledge of current recommendations or trading activity once or infrequently or inadvertently shall not be deemed to be either an Advisory Person or a Covered Person.

II.     Restrictions on Activities

A.	Personal Transactions

No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) except in accordance with the Adviser’s Code of Ethics;

Exhibit (p)(2)

B.	Interested Transactions

No Covered Person shall recommend any securities transactions by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

1.	any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;

2.	any contemplated transaction by such person in such securities;

3.	any position with such issuer or its affiliates; and

4.	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

C.	Initial Public Offerings

No Advisory Person shall acquire, directly or indirectly, any securities in an initial public offering for his or her personal account without prior approval of the Designated Supervisory Person (as hereinafter defined).

D.	Private Placements

No Advisory Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior approval of the Designated Supervisory Person who has been provided by such Advisory Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory Person’s activities on behalf of the Fund) and has concluded after consultation with other investment advisory personnel of the Fund that the Fund has no foreseeable interest in purchasing such securities.

E.	Gifts

No Advisory Person shall receive any gift or other things of more than de minimis value except in accordance with the Advisers Code of Ethics, from any person or entity that does business with or on behalf of the Fund.

Exhibit (p)(2)

G.	Service as a Director

No Advisory Persons shall serve on the board of directors of any publicly traded company without prior authorization from a committee comprised of three individuals selected by the Board of Trustees (the “Compliance Committee”) based upon a determination that such board service would be consistent with the interests of the Fund and its shareholders.

III.     Exempt Transactions

A.	For purposes of this Code, the term “security” shall not include the following:

1.	securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

2.	bankers’ acceptances;

3.	bank certificates of deposit;

4.	commercial paper; and

5.	shares of registered open-end investment companies.

B.	The prohibitions described in paragraphs (A) and (E) of Article II shall not apply to:

1.	Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

2.	Purchases or sales of securities which are not eligible for purchase or sale by the Fund pursuant to the Fund’s primary investment objective;

3.	Purchases or sales that are non-volitional on the part of the Covered Person;

4.	Purchases that are part of an automatic dividend reinvestment plan;

5.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

6.
Subject to the advance approval by a Designated Supervisory Person (as defined below) purchases or sales which are only remotely potentially harmful to the Fund because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Fund.

Exhibit (p)(2)

IV.     Compliance Procedures

A.	Preclearance

A Covered Person may directly or indirectly, acquire or dispose of beneficial ownership of a security, only if (1) such purchase or sale has been approved by a supervisory person designated by the Fund or, in the case of a person employed by the Fund’s investment adviser, in accordance with such investment advisers Code of Ethics policy, (2) the approved transaction is completed on the same day approval is received and (3) the Designated Supervisory Person has not rescinded such approval prior to execution of the transaction.

B.	Reporting

Every Covered Person must report certain information about each transaction by which the Covered Person acquires any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a security, provided, however, that a Covered Person shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisors Act of 1940, as amended.

A Covered Person must submit the report required by this Article IV to the Designated Supervisory Person no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

1.	The date of the transaction, the title and the number of shares, and the principal amount of each security involved:

2.	The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

3.	The price at which the transaction was effected; and

4.	The name of the broker, dealer or bank with or through whom the transaction was effected.

Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

A Covered Person will be deemed to have complied with the requirements of this Article IV by causing duplicate monthly brokerage statements on which all transactions required to be reported hereunder are described to be sent to the Designated Supervisory Person.

C.	Disclosure of Personal Holdings

Upon commencement of employment and annually thereafter, each Covered Person shall be required to disclose his or her current personal securities holdings.

Exhibit (p)(2)

D.	Non-Interested Trustees

Any person who is a Covered Person with respect to the Fund by virtue of being a Trustee or officer of the Fund, but who is not an “interested person” (as defined in the Investment Company Act of 1940, as amended) of the investment adviser(s) and who is not acting in a management capacity with respect to the Fund, (i) shall not be required to comply with paragraph (A)(1) of Article II with respect to any transaction, (ii) shall not be required to comply with paragraphs (A) and (B) of Article IV with respect to any transaction unless such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee or officer of the Fund should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment adviser(s) and (iii) shall not be required to comply with paragraph (C) of Article IV.

E.	Certification of Compliance

Each Covered Person is required to certify annually that he or she has read and understood the Fund’s Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

F.	Review by the Board of Trustees

At least annually, the following information shall be reported to the Board of Trustees:

1.	All existing procedures concerning Covered Persons’ personal trading activities and any procedural changes made during the past year;

2.	Any recommended changes to the Fund’s Code or procedures; and

3.	A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

V.     Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Designated Supervisory Person shall submit findings to the Compliance Committee. The Compliance Committee may impose on that Covered Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of employment. Any significant sanction imposed shall be reported to the Board of Trustees in accordance with paragraph (F)(3) of Article IV.

Exhibit (p)(2)

VI.     Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VII.     Other Laws, Rule and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Fund.

VIII.     Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Designated Supervisory Person.

Ratified & Adopted : October 20, 2016

Exhibit (p)(2)

Attachment A

The term “beneficial ownership” as used in the attached Code of Ethics (the “Code”) is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Rule”), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term “pecuniary interest” in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term “immediate family” including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, director or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative” security being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio.

For purposes of this Code, securities that are eligible for purchase by the Fund pursuant to the Fund’s primary investment objective are described in the Fund’s current Registration Statement on Form N-2 and include the following:

(i)	U.S. equity securities of issuers that the adviser believes will produce high, risk-adjusted forward rates of return;

(ii)	foreign equity and debt securities of companies domiciled outside of the U.S.;

(iii)	writing put options on securities.